Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Explanatory Note:

On May 28, 2020, Larimar Therapeutics, Inc., formerly known as Zafgen, Inc. (the “Company” or “Larimar”), completed its business combination with Chondrial Therapeutics, Inc., a Delaware corporation (“Chondrial”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated December 17, 2019 (as amended, the “Merger Agreement”), by and among Larimar, Zordich Merger Sub, Inc. (“Merger Sub”), Chondrial and Chondrial Therapeutics Holdings, LLC (“Holdings”), pursuant to which Merger Sub merged with and into Chondrial, with Chondrial surviving as a wholly-owned subsidiary of the Company (the “Merger”). In connection with, and immediately prior to the completion of the Merger, the Company effected a reverse stock split of the Company’s Common Stock at a ratio of 1-for-12 (the “Reverse Stock Split”). Following completion of the Merger, the Company changed its name from “Zafgen, Inc.” to “Larimar Therapeutics, Inc.” (the “Name Change”), Chondrial was determined to be the accounting acquirer, the historical financials of Larimar will be those of Chondrial and the business conducted by the Company became primarily the business conducted by Chondrial.

You should read the following discussion and analysis of Chondrial’s financial condition and results of operations together with Chondrial’s condensed consolidated financial statements and the related notes included in Exhibit 99.4 of the Company’s Amendment No. 1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 26, 2020. Some of the information contained in this discussion and analysis including information with respect to Chondrial’s plans and strategy for Chondrial’s business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” included in Exhibit 99.2 of the Company’s Amendment No. 1 to the Current Report on Form 8-K filed with the SEC on June 26, 2020, Chondrial’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Chondrial is a clinical-stage biotechnology company focused on developing treatments for patients suffering from complex rare diseases using its novel cell penetrating peptide technology platform. Chondrial’s lead product candidate, CTI-1601, is a subcutaneously administered, recombinant fusion protein intended to deliver FXN an essential protein, to the mitochondria of patients with Friedreich’s ataxia. Friedreich’s Ataxia is a rare, progressive and fatal disease in which patients are unable to produce enough FXN due to a genetic abnormality. There is currently no effective therapy for Friedreich’s Ataxia. CTI-1601 is currently being evaluated in Phase 1 clinical trials in patients with Friedreich’s Ataxia. Chondrial has received orphan drug status, fast track designation and rare pediatric disease designation, from the FDA for CTI-1601. The receipt of such designations may not result in a faster development process, review or approval compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA.

Chondrial’s cell penetrating peptide technology platform, which enables a therapeutic molecule to cross a cell membrane in order to reach intracellular targets, has the potential to enable the treatment of other rare and orphan diseases. Chondrial intends to use its proprietary platform to target additional orphan indications characterized by deficiencies in or alterations of intracellular protein content or activity.

Since Chondrial’s inception in November 2016, Chondrial has devoted substantially all of its resources to developing CTI-1601, building its intellectual property portfolio, developing third-party manufacturing capabilities, business planning, raising capital, and providing general and administrative support for such operations. From inception through March 31, 2020, Chondrial received gross proceeds of $35.6 million from the sale of Series A convertible preferred units by its parent company, Chondrial Therapeutics Holdings, LLC, or Holdings. Additionally, from inception through March 31, 2020, Chondrial received gross proceeds of $13.0 million from the sale of Series B Bridge Units by Holdings.

Chondrial has never generated any revenue and has incurred net losses in each year since inception. Chondrial has an accumulated deficit of $29.8 million as of March 31, 2020. Chondrial’s net loss was $6.7 million for the three months ended March 31, 2020 and $4.7 million for the three months ended March 31, 2019. These losses have resulted principally from costs incurred in connection with research and development activities, in-licensing of technology and general and administrative costs associated with Chondrial’s operations. Chondrial expects to incur significant expenses and operating losses for the foreseeable future.

Chondrial expects to continue to incur expenses in connection with its ongoing activities, if and as Chondrial:

•	Continues to advance the development of CTI-1601 through additional clinical trials;

•	Seeks to identify and advance development of additional product candidates into clinical development and indications for its product candidates;

•	Seeks to obtain regulatory approvals for its product candidates;

•	Identifies, acquires or in-licenses other product candidates and technologies;

•	Maintains, leverages and expands its intellectual property portfolio; and

•

Expands its operational, financial and management systems and personnel, including personnel to support its clinical development and future commercialization efforts and its operations as a public company.

As a result, Chondrial will need additional financing to support its continuing operations. Until such time that Chondrial can generate significant revenue from product sales, if ever, Chondrial expects to finance its operations through a combination of public equity, private equity, debt financings, or other sources, which may include collaborations with third parties. Arrangements with collaborators or others may require Chondrial to relinquish rights to certain of its technologies or product candidates. In addition, Chondrial may never successfully complete development of any of its product candidates, obtain adequate patent protection for its technology, obtain necessary regulatory approval for its product candidates or achieve commercial viability for any approved product candidates. Adequate additional financing may not be available to Chondrial on acceptable terms, or at all. Chondrial’s failure to raise capital as and when needed would have a negative impact on its financial condition and ability to pursue its business strategy. Chondrial will need to generate significant revenue to achieve profitability, and may never do so.

Chondrial expects to continue to generate operating losses for the foreseeable future. As of June 26, 2020, the issuance date of the condensed consolidated financial statements for the three months March 31, 2020, Chondrial completed its merger with Zafgen Inc., which, upon closing, provided incremental net cash of approximately $40.0 million concurrent with a private placement which provided additional net proceeds of $75.5 million. Chondrial believes that, based on its current operating plan, its cash and cash equivalents as of the filing date will enable it to fund operations for at least twelve months from the issuance of these interim financial statements.

Merger with Zafgen

On December 17, 2019, Larimar, Merger Sub, Holdings and Chondrial entered into the Merger Agreement, pursuant to which the Merger Sub would merge with and into Chondrial, with Chondrial surviving the merger as a wholly owned subsidiary of Zafgen. The Merger was completed on May 28, 2020 pursuant to the terms of the Merger Agreement.

Pursuant to the terms of the Merger Agreement, upon closing of the Merger, all of Chondrial’s outstanding common stock was exchanged for common stock of Zafgen and all outstanding options exercisable for units of Holdings were exchanged for options to purchase common stock of Larimar. In addition, immediately following the closing of the merger, the combined organization effected the Reverse Stock Split and the Name Change. Except as noted otherwise, the unaudited condensed consolidated financial statements and notes included in Exhibit 99.4 of Larimar’s Amendment No. 1 to the Current Report on Form 8-K filed on June 26, 2020 do not give effect to the Reverse Stock Split.

The business combination was accounted for as a reverse acquisition in accordance with GAAP. Under this method of accounting, Chondrial was deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the facts that, immediately following the merger: (i) Chondrial’s stockholders own a substantial majority of the voting rights in the combined organization, (ii) the majority of the board of directors of the combined company is composed of directors designated by Chondrial under the terms of the Merger Agreement and (iii) existing members of Chondrial management will be the management of the combined company. Accordingly, for accounting purposes, the business combination was treated as the equivalent of Chondrial issuing stock to acquire the net assets of Larimar. As a result, as of the closing date of the Merger, the net assets of Larimar were recorded at their acquisition-date fair values in the financial statements of Chondrial and the reported operating results prior to the business combination will be those of Chondrial.

Financial Operations Overview

Revenue

To date, Chondrial has not generated any revenue from product sales, and does not expect to generate any revenue from the sale of products in the foreseeable future. If Chondrial’s development efforts result in clinical success and regulatory approval or collaboration agreements with third parties for its product candidates, Chondrial may generate revenue from those product candidates or collaborations.

Operating Expenses

The majority of Chondrial’s operating expenses since inception have consisted primarily of research and development activities, and general and administrative costs.

Research and Development Expenses. Research and development expenses, which consist primarily of costs associated with Chondrial’s product research and development efforts, are expensed as incurred. Research and development expenses consist primarily of:

•	employee related costs, including salaries, benefits and stock-based compensation expense for employees engaged in scientific research and development functions;

•	third-party contract costs relating to research, formulation, manufacturing, nonclinical studies and clinical trial activities;

•	external costs of outside consultants;

•	payments made under Chondrial’s third-party licensing agreements;

•	sponsored research agreements;

•	laboratory consumables; and

•	allocated facility-related costs.

Research and development costs are expensed as incurred. Costs for certain activities, such as manufacturing, preclinical studies and clinical trials are generally recognized based on the evaluation of the progress of completion of specific tasks using information and data provided by Chondrial’s vendors and collaborators. Research and development activities are central to Chondrial’s business. Chondrial expects to increase its investment in research and development in order to advance CTI-1601 through additional clinical trials. As a result, Chondrial expects that its research and development expenses will increase in the foreseeable future as it pursues clinical development of its product candidates.

At this time, Chondrial cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development of its product candidates. Chondrial is also unable to predict when, if ever, material net cash inflows will commence from sales of its product candidates. The duration, costs, and timing of clinical trials and development of Chondrial’s product candidates will depend on a variety of factors, including:

•	the scope, rate of progress and expense of clinical trials and other research and development activities;

•	clinical trial results, including the ongoing impact of COVID-19;

•	uncertainties in clinical trial enrollment rate or design;

•	significant and changing government regulation;

•	the timing and receipt of any regulatory approvals;

•	the FDA’s or other regulatory authority’s influence on clinical trial design;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	commercializing Chondrial’s product candidates, if and when approved, whether alone or in collaboration with others;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for Chondrial’s product candidates;

•	continued applicable safety profiles of the products following approval; and

•	retention of key research and development personnel.

A change in the outcome of any of these variables with respect to the development of a product candidate could significantly change the costs, timing and viability associated with the development of that product candidate. For example, if the FDA, or another regulatory authority were to require Chondrial to conduct clinical trials beyond those that Chondrial currently anticipates will be required for the completion of clinical development of a product candidate, or if Chondrial experiences significant delays in enrollment in any of its clinical trials, Chondrial could be required to expend significant additional financial resources and time on the completion of clinical development.

General and Administrative Expenses. General and administrative expenses consist primarily of personnel costs, consisting of salaries, related benefits and stock-based compensation, of Chondrial’s executive, finance, information technology, and other administrative functions. General and administrative expenses also include travel expenses, allocated facility-related costs not otherwise included in research and development expenses, insurance expenses, and professional fees for auditing, tax and legal services, including legal expenses to pursue patent protection of Chondrial’s intellectual property. Chondrial expects that its general and administrative expenses will increase in the foreseeable future as it hires additional employees to implement and improve its operational, financial and management systems. Additionally, as a publicly-traded company, Chondrial will incur significant additional legal, accounting and other expenses that Chondrial did not incur as a privately-held company.

Critical Accounting Policies and Significant Judgments and Estimates

Chondrial’s condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of Chondrial’s condensed consolidated financial statements and related disclosures requires Chondrial to make estimates and assumptions that affect the reported amount of assets, liabilities, costs and expenses, and related disclosures. Chondrial believes that the estimates and assumptions involved in the accounting policies described below may have the greatest potential impact on Chondrial’s condensed consolidated financial statements and, therefore, consider these to be Chondrial’s critical accounting policies. Chondrial evaluates these estimates and assumptions on an ongoing basis. Chondrial’s actual results may differ from these estimates under different assumptions and conditions. See also Note 3 of Chondrial’s unaudited condensed consolidated financial statements included in Exhibit 99.4 of Larimar’s Amendment No. 1 to the Current Report on Form 8-K filed on June 26, 2020.

Research and Development Expenses

As part of the process of preparing Chondrial’s condensed consolidated financial statements, Chondrial is required to estimate its accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with its personnel and outside vendors to identify services that have been performed on its behalf and estimating the level of service performed and the associated costs incurred for the services when Chondrial has not yet been invoiced or otherwise notified of the actual costs. The majority of Chondrial’s service providers invoice Chondrial in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Chondrial makes estimates of its accrued expenses as of each balance sheet date in its condensed consolidated financial statements based on facts and circumstances known to it at that time. Examples of estimated accrued research and development expenses include fees paid to:

•	contract research organizations, or CROs, in connection with clinical trials;

•	vendors in connection with nonclinical development activities; and

•	vendors related to product candidate manufacturing, development and distribution of clinical supplies.

Chondrial bases its expenses related to clinical trials on its estimates of the services received and efforts expended pursuant to contracts with multiple CROs that conduct and manage clinical trials on Chondrial’s behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Chondrial’s vendors will exceed the level of services provided and result in a prepayment of the clinical expense, nonclinical expense, or manufacturing activities. Payments under some of these contracts depend on factors such as the completion of clinical trial milestones. In accruing service fees, Chondrial estimates the time period over which services will be performed, enrollment of patients, number of sites activated and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from Chondrial’s estimate, Chondrial adjusts the accrual or prepaid accordingly. Although Chondrial does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us recognizing adjustments in future periods as additional information becomes available.

Stock-Based Compensation

Chondrial has historically issued equity awards to employees in the form of options to purchase common units of Holdings and, to a lesser extent, restricted common units of Holdings. Chondrial measures equity-based awards granted to employees and directors at fair value on the date of grant and recognizes the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Generally, Chondrial issues common unit options and restricted common unit awards with only service-based vesting conditions and record the expense for these awards using the straight-line method. Stock-based compensation costs for non-employees are recognized as expense over the vesting period on a graded vesting basis.

The fair value of each service-based option grant to employees, and restricted common unit grants to non-employees, is estimated on the date of grant using the Black-Scholes option-pricing model. Chondrial estimates its expected volatility using a weighted average of the historical volatility of publicly-traded peer companies, and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price for the duration of the expected term. The expected term of Chondrial’s options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that Chondrial has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

As of March 31, 2020, Chondrial had unrecognized equity-based compensation expense related to Chondrial’s unvested service-based option awards of less than $0.1 million, which is expected to be recognized over the remaining weighted-average vesting period of 1.5 years.

COVID-19 Update

The COVID-19 outbreak has caused significant business disruption around the globe. The extent of the impact of COVID-19 on Chondrial’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on Chondrial’s clinical trials, employees and vendors. At this point, the degree to which COVID-19 may impact the Company’s financial condition or results of operations is uncertain. A prolonged outbreak could have a material and adverse impact on financial results and business operations of Chondrial, including the timing and ability of Company to complete its clinical trials and other efforts required to advance the development of CTI-1601. For example, due to the continued impact of COVID-19, Chondrial has delayed initiation of the next cohort in Chondrial’s single ascending dose (“SAD”) clinical trial. Chondrial is conducting the clinical trial at one clinical trial site in New Jersey. Because Friedreich’s Ataxia is a rare disease, there are a limited number of patients in close proximity to the clinical trial site and clinical trial patients travel from throughout the United States to the clinical trial site to participate. The travel advisories and risk of infection related to COVID-19 have presented increased risks to patients traveling to Chondrial’s clinical trial site for dosing. Due to the uncertainty surrounding COVID-19, Chondrial cannot estimate when the next cohort of patients will begin the clinical trial. While top line results from the SAD and the planned multiple ascending dose clinical trials were originally expected by the end of 2020, the delay in the clinical trial timeline caused by the ongoing impact of COVID-19 resulted in top line results being expected in the first half of 2021.

Results of Operations

Comparison of the three months ended March 31, 2020 and 2019

The following table summarizes Chondrial’s results of operations for the three months ended March 31, 2020 and 2019:

	Three months ended March 31,
			Increase
	2020	2019	(Decrease)
	(in thousands)
Statement of Operations Data:
Revenue	$—	$—	$—

Operating expenses:
Research and development	5,007	4,222	785
General and administrative	1,667	502	1,165

Total operating expenses	6,674	4,724	1,950

Loss from operations	(6,674)	(4,724)	(1,950)

Other income	—	—	—

Net loss	$(6,674)	$(4,724)	$(1,950)

Research and development expenses

Research and development expenses increased by $0.8 million from $4.2 million for the three months ended March 31, 2019 to $5.0 million for the three months ended March 31, 2020. The increase was primarily due to a $0.5 million increase in external development costs for CTI-1601 and a $0.3 million increase in personnel related costs due to headcount additions in Chondrial’s research and development functions. The $0.5 million increase in external development costs was primarily attributed to incremental costs incurred for the further development of CTI-1601. Specifically, during late 2019 the first patients were dosed in a Phase 1 SAD clinical trial of CTI-1601. The trial was ongoing during the first quarter of 2020. Chondrial is working to initiate the third cohort in the SAD clinical trial, which is delayed due to the continued impact of COVID-19. The $0.9 million increase from the clinical trial was offset by a reduction in costs for third-party manufacturing of CTI-1601 and timing of toxicology studies for CTI-1601.

General and administrative expenses

General and administrative expense increased by $1.2 million from $0.5 million for the three months ended March 31, 2019 to $1.7 million for the three months ended March 31, 2020. The increase was primarily due to a $1.0 million increase in professional fees that is primarily due to a $0.8 million increase in accounting and audit fees due to the Merger, and a $0.2 million increase in legal fees associated with Chondrial becoming a public company.

Liquidity and Capital Resources

Since its inception in November 2016, Chondrial has not generated any revenue from any sources, including from product sales, and have incurred significant operating losses and negative cash flows from its operations. Chondrial has devoted substantially all of its resources to developing CTI-1601, building its intellectual property portfolio, developing third-party manufacturing capabilities, business planning, raising capital, and providing general and administrative support for such operations. From inception through March 31, 2020, Chondrial received gross proceeds of $45.6 million from the sale of Series A convertible preferred units and Series B Bridge units by its parent company, Holdings.

Cash Flows

The following table summarizes Chondrial’s sources and uses of cash for each of the periods presented below:

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Net cash used in operating activities	$(8,921)	$(5,815)
Net cash used in investing activities	(778)	(15)
Net cash provided by financing activities	9,577	3,000

Net decrease in cash and cash equivalents	$(122)	$(2,830)

Net cash used in operating activities

During the three months ended March 31, 2020, operating activities used $8.9 million of cash, resulting from Chondrial’s net loss of $6.7 million and changes in operating assets and liabilities of $2.3 million. Chondrial’s net loss was primarily attributed to research and development activities related to its CTI-1601 program and its general and administrative expenses. Net cash used in changes in Chondrial’s operating assets and liabilities during the three months ended March 31, 2020, consisted primarily of a $2.3 million decrease in account payable and accrued expenses.

During the three months ended March 31, 2019, operating activities used $5.8 million of cash, resulting from net loss of $4.7 million and changes in operating assets and liabilities of $1.1 million. Chondrial’s net loss was primarily attributed to research and development activities related to Chondrial’s CTI-1601 program and general and administrative expenses.

Net cash used in investing activities

During the three months ended March 31, 2020, investing activities used $0.8 million of cash, resulting from Chondrial’s transaction costs for the acquisition of Zafgen of $0.7 million and $0.1 million from the purchase of equipment.

During the three months ended March 31, 2019, investing activities used less than $0.1 million of cash, respectively resulting from purchases of laboratory equipment.

Net cash provided by financing activities

During the three months ended March 31, 2020, net cash provided by financing activities of $9.6 million was the result of contributions from Holdings. Of the gross proceeds received by Holdings, $6.6 million was from the sale of 1,323 Series B Bridge Units and $3.0 million from the sale of 600 Second Series B Convertible Preferred Units.

During the three months ended March 31, 2019, net cash provided by financing activities of $3.0 million was the result of contributions from Holdings of $3.0 million from the sale of 150,000 shares of Series A Preferred Units.

Operating Capital Requirements

CTI-1601 is currently in Phase 1 clinical development, therefore Chondrial expects to continue to incur significant expenses and operating losses for the foreseeable future. Chondrial anticipates that it will continue to incur expenses, if and as it seeks to:

•	Continue to advance the development of CTI-1601 through additional clinical trials;

•	Seek to identify and advance development of additional product candidates into clinical development and indications for Chondrial’s product candidates;

•	Seek to obtain regulatory approvals for its product candidates;

•	Identify, acquire or in-license other product candidates and technologies;

•	Maintain, leverage and expand its intellectual property portfolio; and

•

Expand its operational, financial and management systems and personnel, including personnel to support its clinical development and future commercialization efforts and its operations as a public company.

Chondrial expects to continue to generate operating losses for the foreseeable future. The additional funding through Holding’s Second Series B Bridge Unit Purchase Agreement entered into in January 2020 funded operations until the completion of the Merger. Chondrial completed the Merger on May 28, 2020 which, upon closing, provided incremental net cash of approximately $40.0 million concurrent with a private placement which provided additional net proceeds of $75.5 million. Chondrial believes that, based on its current operating plan, its cash, cash equivalents and marketable securities as of the filing date will enable it to fund operations for at least twelve months from the issuance of its interim financial statements.

Until such time, if ever, as the Chondrial can generate substantial revenue, Chondrial expects to seek additional funding through equity financings, debt financings, or other capital sources, which may include collaborations with other companies, government funding arrangements or other strategic transactions. Chondrial may not be able to obtain financing on acceptable terms, or at all, and Chondrial may not be able to enter into collaborations or other arrangements. The terms of any financing may adversely affect the holdings or rights Chondrial’s existing stockholders’ rights. If Chondrial is unable to obtain additional funding, Chondrial will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which would adversely affect its business, or Chondrial may be unable to continue operations.

Contractual Obligations and Commitments

During the three months ended March 31, 2020, there have been no material changes to Chondrial’s contractual obligations and commitments outside the ordinary course of business from those described under the heading “Chondrial’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments” in the Company’s Definitive Proxy Statement, as filed with the SEC on April 29, 2020.

Off-Balance Sheet Arrangements

During the periods presented Chondrial did not have and Chondrial does not currently have, any off-balance sheet arrangements, as defined under Securities and Exchange Commission rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on its balance sheets.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Chondrial’s financial position and results of operations is disclosed in Note 3 to Chondrial’s unaudited condensed consolidated financial statements included as Exhibit 99.4 of Larimar’s Amendment No. 1 to the Current Report on Form 8-K filed on June 26, 2020.